Exhibit 99

                                                                  March 17, 2000
FOR FURTHER INFORMATION CONTACT:
Leo Rozier, President
Perry County Financial Corporation
(573) 547-4581


                       PERRY COUNTY FINANCIAL CORPORATION

                     ANNOUNCES SALE OF INVESTMENT SECURITIES



     Perryville, Missouri (Nasdaq SmallCap: PCBC) - In an effort to restructure its balance sheet to reduce interest rate risk, Perry County Financial announced it had sold its entire portfolio of zero coupon securities and callable securities. As of December 31, 1999, these securities had a combined net unrealized loss of $3.4 million on an after-tax basis. The actual recognized loss resulting from these securities sales was $3.5 million on an after-tax basis. Despite the loss, the Bank will continue to be well capitalized.

     The decision to sell was based on regulatory concerns regarding the Perry County Savings interest rate risk exposure. By selling the securities at this time, with rates having recently declined, the Company believes it was able to avoid future additional losses to the extent interest rates rise.

     The Company is now working on a plan, utilizing an investment advisor, to re-invest the proceeds in assets designed to maximize earnings while minimizing interest rate risk.